Exhibit 28j(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 55 to the Registration Statement (Form N-1A, No. 2-72277) of Federated Short-Intermediate Duration Municipal Trust and to the incorporation by reference of our report, dated August 23, 2013, on Federated Short-Intermediate Duration Municipal Trust, included in the Annual Shareholder Report for the fiscal year ended June 30, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 23, 2013